Ex. 99.25(2)(h)(1)

Jackson Real Assets Fund Distribution Agreement

This Distribution Agreement (this “Agreement”) is entered into by and between Jackson Real Assets Fund (the “Trust”) and Jackson National Life Distributors LLC (“JNLD” or the “Distributor”).

Whereas, the Trust is a closed-end, management investment company registered as such with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), operating as a closed-end interval fund pursuant to Rule 23c-3 under the 1940 Act, and is authorized to issue shares of beneficial interest (“Shares”);

Whereas, JNLD is a broker-dealer registered with the Commission and the Financial Industry Regulatory Authority (“FINRA”);

Whereas, the Trust has adopted a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act,1 whereby the Trust may issue one or more classes of shares, as shown on Schedule A hereto;

Whereas, the Trust wishes to enter into a distribution agreement with JNLD, which may from time to time be amended; and

Whereas, JNLD wishes to render the services hereunder to the Trust.

Now, Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment and Acceptance. The Trust hereby appoints JNLD as distributor of the Shares of the Trust, on the terms and for the period set forth in this Agreement, and JNLD hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein. Notwithstanding any other provision hereof, the Trust may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.       General Provisions.

(a)	In performing its duties as distributor, JNLD shall act in conformity with the registration statement of the Trust on Form N-2 (the “Registration Statement”), as amended from time to time, and with any instructions received from the Board of Trustees of the Trust (the “Board of Trustees”), the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act, FINRA rules, and all other applicable federal and state laws and regulations.

(b)	JNLD has appointed a Chief Compliance Officer and has and will operate in compliance with the applicable requirements of FINRA Conduct Rule 3130 and shall cooperate fully with the Trust and its designated officers and Chief Compliance Officer in fulfilling the Trust’s obligations under Rule 38a-1 under the 1940 Act.

(c)	JNLD shall not be obligated to sell any certain number of Shares.

(d)	During the public offering of Shares of the Trust, JNLD shall use commercially reasonable efforts to distribute the Shares. All orders for Shares shall be made through financial intermediaries or directly to the Trust, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement. The Trust or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

1 [Although Rule 18f-3 applies only to open-end investment companies, the Trust intends to rely on relief granted by the Securities and Exchange Commission (the “Multi-Class Relief”) permitting the Trust, as an interval fund under Rule 23c-3, to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Trust complies with the provisions of certain rules under the 1940 Act as if they apply to closed-end investment companies, including Rule 18f-3.]

3.	JNLD Expenses. During the term of this Agreement, JNLD shall bear all its expenses incurred in complying with this Agreement, including all expenses incurred in providing the Services (as defined below).

4.	Trust Expenses. Pursuant to an Administration Agreement, Jackson National Asset Management, LLC (the “Adviser”) shall bear the Trust expenses including, but not limited to preparation and setting in type, printing and distributing Trust reports and other communications, proxies, Trust prospectuses and statements of additional information to existing Trust shareholders, registration fees, including, but not limited to, Form 24f-2 fees, and Blue Sky permit filings for the Trust.

5.	Sale of Shares By Distributor. JNLD agrees that (i) Class I Shares sold by JNLD pursuant to this Agreement shall be sold at the net asset value as described in the Registration Statement; (ii) Class A Shares sold by JNLD pursuant to this Agreement shall be sold at the public offering price, which is the net asset value plus an initial maximum sales charge that varies with the amount invested, as described in the Registration Statement; and (iii) the Trust shall receive 100% of such net asset value.

6.	Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.

7.	Terms and Conditions of Sales. Shares shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration, and only to those groups of people which the Board of Trustees may from time to time determine to be eligible to purchase such Shares.

8.	Purchases For JNLD’s Own Account. JNLD shall not purchase Trust Shares for JNLD’s own account for purposes of resale to the public, but JNLD may purchase Shares for JNLD’s own investment account upon JNLD’s written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by the Trust.

9.       Construction of Agreement.

(a)	No provision of this Agreement is intended to or shall be construed as protecting JNLD against any liability to the Trust or to the Trust’s security holders to which JNLD would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

(b)	Terms or words used in the Agreement, which also occur in the Declaration of Trust or Bylaws of the Trust, shall have the same meaning herein as given to such terms or words in the Declaration of Trust or Bylaws of the Trust.

10.	Conduct of Business. Other than the Trust’s currently effective Registration Statement, JNLD shall not issue any sales material or statements except literature or advertising which conforms to the requirements of applicable Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.

JNLD shall comply, and shall require each dealer with whom JNLD has entered into a dealer agreement with, to comply, with the applicable Federal and State laws and regulations where Trust Shares are offered, directly or indirectly, for sale, and shall conduct JNLD’s affairs with the Trust and with dealers, brokers or investors in accordance with FINRA Conduct Rules. JNLD shall assume responsibility for the review, and clearance, of all advertisements and sales literature on behalf of the Trust.

11.	Effective Date and Termination of this Agreement. This Agreement will become effective as to the Trust upon execution, and shall, unless terminated as provided herein, continue in force for two (2) years from that date. Thereafter, if not terminated, this Agreement will continue from year to year, provided that such continuation is specifically approved at least annually (i) by the Board of Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to the Trust by the vote of a majority of the outstanding voting securities of the Trust, or by the Board of Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to the Trust.

This Agreement may be terminated at any time by the Trust, without the payment of any penalty by giving JNLD at least sixty (60) days’ previous written notice of such intention to terminate. This Agreement may be terminated by JNLD at any time by giving the Trust at least sixty (60) days’ previous written notice of such intention to terminate. Sections 15 and 24 herein shall survive the termination of this Agreement.

12.	Assignment. This Agreement shall terminate automatically in the event of its assignment. As used in the preceding sentence, the word “assignment” shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

13.	Notices. Notices of any kind to be given to JNLD by the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 300 Innovation Drive, Franklin, Tennessee 37067, or at such other address or to such individual as shall be specified by JNLD to the Trust. Notices of any kind to be given to the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to One Corporate Way, Lansing, Michigan 48951 or at such other address or to such individual as shall be specified by the Trust.

14.	Confidentiality. Both parties agree to keep confidential all information (whether written or oral), ideas, techniques, and materials supplied by the other party, and shall not distribute the same to any other parties, at any time, except with the express written consent of the other party. Both parties agree to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by the other party upon termination of this Agreement. Both parties acknowledge that certain information made available to the other party may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”). Both parties hereby agree: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain procedures reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with the other party and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

15.	Non-Exclusivity. The services of JNLD to the Trust under this Agreement are not to be deemed exclusive, and JNLD shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

16.	Reports. JNLD shall prepare reports for the Board of Trustees on a quarterly basis or more frequent basis showing such information as shall be reasonably requested by the Board of Trustees from time to time.

17.	Independent Contractor. JNLD shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way other than as specifically set forth herein. It is understood and agreed that JNLD, by separate agreement with the Trust, may also serve the Trust in other capacities.

18.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

19.	Governing Law. This Agreement shall be governed by the laws of Illinois, Provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the Commission or any national or regional self-regulatory organization, such as FINRA.

20.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

21.	AML Program. The Trust is required pursuant to section 352 of the USA PATRIOT ACT and regulations of the Department of Treasury thereunder to develop and implement an anti-money laundering compliance program (“AML Program”) reasonably designed to prevent the Trust being used to launder money or finance terrorist activities, including achieving and monitoring compliance with the applicable requirements of the Bank Secrecy Act, as amended, and implementing regulations of the Department of Treasury.

22.	Miscellaneous. As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end investment company,” “principal underwriter,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings set forth in the Securities Act or the 1940 Act and the Rules and Regulations thereunder and the term “assignment” shall have the meaning as set forth in the 1940 Act and the Rules and Regulations thereunder.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

23.	Indemnification. JNLD, its officers, directors, employees, agents or affiliates will not be subject to any liability to Trust or its trustees, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Trust, any shareholder of the Trust, either in connection with the performance of JNLD’s duties under this Agreement or its failure to perform due to events beyond the reasonable control of JNLD or its agents, except for a loss resulting from JNLD’s willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be executed, effective as of February 29, 2024.

Attest:		Jackson Real Assets Fund

By:	/s/ Kristen K. Leeman	By:	/s/ Susan S. Rhee
	Kristen K. Leeman	Name:	Susan S. Rhee
		Title:	Vice President, Chief Legal Officer, and Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Elizabeth Robison	By:	/s/ Alison Reed
	Elizabeth Robison	Name:	Alison Reed
		Title:	Chief Operating Officer

Schedule A

Dated February 29, 2024

Class
Class A
Class I

A-1